Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of ____________, 20___ and is entered into between Penske Automotive Group, Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”).

WHEREAS, the Company is granting the Participant restricted stock units (the “Restricted Stock Units”) of the Company, on the terms and conditions set forth herein and in the Company’s 2020 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

NOW, THEREFORE, the parties hereby agree:

1.  Defined Terms.  Capitalized terms used in this Agreement and not specifically defined herein shall have the respective meanings ascribed thereto in the Plan.  In the event of any inconsistency between the Agreement and the Plan, the terms of the Plan shall govern. The terms of the Plan are incorporated into this Agreement and the Restricted Stock Units are subject to the provisions of the Plan.

In the event that the outstanding securities of any class then comprising the Company Stock are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or any other adjustment is made as provided in Section 13(a) of the Plan, then, unless the Committee shall determine otherwise, the terms "Common Stock" or "Restricted Stock Units" shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the Company Stock, or into or for which the Company Stock are so increased, decreased, exchanged or converted.

Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators or personal representatives, the world “Participant” shall be deemed to include such person or persons.

2.  Authority. The Restricted Stock Units are being issued pursuant to the authority granted under the Plan (which has been provided to Participant), and are subject to the terms and conditions of the Plan.  The interpretation and construction by the Committee of the Plan, this Agreement and such rules and interpretations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Participant.

3.  Grant of Restricted Stock Units. The Company hereby grants to Participant ____ Restricted Stock Units.  Each vested Restricted Stock Unit shall entitle the Participant, on the Maturity Date (as determined pursuant to paragraph 6), to receive from the Company either one share of Company Stock or an amount equal to the Fair Market Value on (or as soon as practicable following) the Maturity Date of one share of Company Stock, less applicable withholding taxes as noted in paragraph 8, as determined by the Company in accordance with the Plan.  Upon settlement of a Restricted Stock Unit, no further amounts are due with respect thereto.  The Restricted Stock Units are subject to vesting and non-transferability as hereafter provided in this Agreement and shall be subject to such limitations on transfer as are contained in the Plan, the federal and state securities laws applicable to the Restricted Stock Units or any other limitations on transferability as may be imposed by the Company or applicable law.

4. Risk of Forfeiture. The Restricted Stock Units are subject to a substantial risk of forfeiture. The Participant must be in Continuous Employment (as defined below) on the vesting dates set forth below in order to vest in the Restricted Stock Units as provided in the Plan. If the Participant's Continuous Employment is terminated for any reason prior to the vesting dates as to any Restricted Stock Units, those Restricted Stock Units shall be forfeited.  Notwithstanding the foregoing, the Committee may, prior to, or no later than thirty (30) days after, the Participant’s termination date, approve the vesting of some or all of the Restricted Stock Units that would otherwise be forfeited and in such event, the termination date shall be deemed the Maturity Date. This Agreement is not an employment agreement and shall not confer on the Participant any right to be retained in the employment of Company or any subsidiary of the Company.

For purposes of this Agreement, “Continuous Employment” means that the Participant’s employment or service with the Company or an Affiliate (whether as an employee, officer, director or other Company Contributor) is not interrupted or terminated.  Unless otherwise determined by the Committee, the Participant’s employment or service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders services to the Company or an Affiliate.  For example, an employee Participant who terminates employment from the Company and immediately thereafter becomes a consultant to the Company shall not be considered to have a break in Continuous Employment.  However, Continuous Employment will end with respect to Participants employed by or in the service of an Affiliate on the date such entity ceases to be an Affiliate of the Company.  The Committee may determine whether Continuous Employment shall be considered interrupted or suspended in the case of any leave of absence, including sick leave, military leave or any other personal leave, except to the extent prohibited by law.

5. Restriction on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered in any manner.

6.  Vesting of Restricted Stock Units.  Subject to the restrictions set forth herein and in the Plan, the Restricted Stock Units shall vest (each date deemed a “Maturity Date”):

____% on ________, 20______% on _______, 20__

____% on ________, 20______% on _______, 20__

7. No Shareholder Rights. The Restricted Stock Units shall not represent an equity security of the Company and the Participant shall not benefit from any voting rights or dividend rights with respect to the Restricted Stock Units. The Participant shall however, be entitled to dividend equivalent rights on each unvested Restricted Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock after the date of this Agreement and prior to the Maturity Date for such Restricted Stock Unit.

8.  Withholding. By the execution of this Agreement, the Participant agrees to pay to the Company the amount of federal, state and local taxes that the Company is required to withhold and remit to the taxing authorities applicable to the Participant as a result of the transactions contemplated by this Agreement (collectively, "Taxes").  If the Participant fails or refuses to make such payment to the Company on its due date, then the Participant hereby authorizes the Company to withhold from any amount payable in connection with this Agreement upon vesting of the Restricted Stock Units (or otherwise) an amount sufficient to pay such Taxes until such withholding is paid in full as calculated by the Company in accordance with the rules and regulations of applicable taxing authorities governing the calculation of such withholding, including by having the Company retain from the Shares of Common Stock having a Fair Market Value equal to the amount of the withholding obligation, with any fractional Share withheld that is not needed to pay Taxes being either settled in cash or cancelled for no consideration, as determined by the Company at the time of such withholding.

9.  Change of Control.  Notwithstanding anything to the contrary herein, if a Change of Control as defined in the Plan occurs, then all Restricted Stock Units shall vest in full provided the Participant is in Continuous Service immediately prior to the date of such Change of Control, and such Change of Control shall be considered a Maturity Date for purposes hereof.

10. Notice.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by facsimile transmission or by registered or certified mail, postage prepaid, with return receipt requested, as follows: If to the Company: Penske Automotive Group, Inc., 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, Facsimile: (248) 648-2515, Attn:  Shane M. Spradlin; or to such other address or to the attention of such other person as the Company shall designate by written notice to the Participant; and if to the Participant at the address set forth below or to such other address as the Participant shall designate by written notice to the company.  Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is given.

11.  Participant Acknowledgement.  By signing this Restricted Stock Unit Agreement, the Participant acknowledges that: (a) the grant of these Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of Restricted Stock Units subject to each Restricted Stock Unit award and the time or times when the Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) the value of these Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) these Restricted Stock Units are not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Restricted Stock Units will cease upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Company Stock is unknown and cannot be predicted with certainty; (h) these Restricted Stock Units have been granted to the Participant in the Participant’s status as an employee of the Company or its Subsidiaries; (i) Participant is an unsecured general creditor of the Company in respect of any payment relating to vested Restricted Stock Units; and (j) there shall be no continued right of employment as a result of these Restricted Stock Units.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By: ________________________

________________________

[Name of Participant]